As filed with the Securities and Exchange Commission on September 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	3661	98-0621254
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification) Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

350 Legget Drive

Ottawa, Ontario Canada K2K 2W7

(613) 592-2122

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mitel (Delaware), Inc.

7300 W. Boston Street

Chandler, Arizona 85226

480-961-9000

Attention: Greg Hiscock, Esq.

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Robert C. Lando, Esq.

Osler, Hoskin & Harcourt LLP

620 Eighth Avenue, 36th Floor

New York, New York 10018

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per common share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value	20,617,365 shares	$7.37	$151,949,980	$17,657

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of common shares that may be issued as a result of a stock split, stock dividend, recapitalization or other similar adjustment of the outstanding common shares.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act, based on the average of the high and low prices of $7.47 and $7.27 respectively, of the Registrant’s common shares on August 28, 2015 (a date within five business days prior to the filing of this registration statement on September 3, 2015), as reported on the NASDAQ Stock Market.

PROSPECTUS

MITEL NETWORKS CORPORATION

20,617,365 COMMON SHARES

This prospectus is for the use of the shareholders identified under the section heading “Selling Shareholders” who are herein referred to throughout as the “selling shareholders.” The selling shareholders may offer and sell up to 20,617,365 outstanding common shares, no par value, from time to time in one or more offerings. This prospectus provides you with a general description of the common shares. We are not offering any of our common shares for sale under this prospectus. We will not receive any proceeds from the sale of common shares by the selling shareholders.

Each time a selling shareholder offers and sells common shares pursuant to this prospectus, we or such selling shareholder will provide a supplement to this prospectus that contains specific information about the offering and the selling shareholder, as well as the amounts, prices and terms of the sale of the common shares. You should carefully read this prospectus and the applicable prospectus supplement before you invest in our common shares.

The selling shareholders may offer and sell the common shares described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any common shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. We provide more information about how the selling shareholders may sell their common shares in the section titled “Plan of Distribution.” No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common shares are listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “MITL” and on the Toronto Stock Exchange (“TSX”) under the symbol “MNW.” The last reported sale price on September 2, 2015 was $7.20 per share and Cdn.$9.59, respectively.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE THE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS AND INCLUDED IN ANY DOCUMENTS WE INCORPORATE BY REFERENCE AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. By using a shelf registration statement, one or more of the selling shareholders to be named in a supplement to this prospectus may, from time to time, sell up to 20,617,365 outstanding common shares in one or more offerings as described in this prospectus and the applicable prospectus supplement. Each time a selling shareholder offers and sells common shares pursuant to this prospectus, we or the selling shareholder will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any common shares, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we, nor the selling shareholders, have authorized any other person to provide you with any information other than what is contained in this prospectus or incorporated by reference in this prospectus and any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders may not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of its date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Mitel,” “we,” “our,” “us” and “Corporation” in this prospectus, we mean Mitel Networks Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the purchaser of the common shares.

All dollar amounts quoted in this prospectus are provided in United States dollars, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We qualify as a foreign private issuer for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead of filing annual and periodic reports on forms available for foreign private issuers, we have been filing and expect to continue to file our annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and file or furnish current reports on Form 8-K. However, as a Canadian foreign private issuer, Mitel prepares and files its management information circulars and related materials in accordance with Canadian corporate and securities law requirements. As Mitel’s management information circular is not prepared and filed pursuant to Regulation 14A under the Exchange Act, we do not incorporate by reference information required by Part III of our annual report on Form 10-K from our management information circular. Accordingly, in reliance upon and as permitted by Instruction G.(3) to Form 10-K, we have filed an amendment to our Form 10-K containing the Part III information required by the Form 10-K.

We file and furnish the reports referenced above and other information with the SEC. Information filed or furnished with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.mitel.com. The information on our website, however, is not, and should not be considered to be, a part of this prospectus or the documents incorporated by reference herein.

This prospectus forms part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or from us. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically be incorporated by reference in this prospectus and update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 26, 2015, as amended by Form 10-K/A to include Part III information on April 1, 2015 (together, the “Form 10-K”);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 7, 2015 and August 6, 2015, respectively;

•

our Current Reports on Form 8-K and the exhibits attached thereto filed on March 2, 2015, March 3, 2015, March 31, 2015, April 1, 2015, April 10, 2015, April 15, 2015, April 21, 2015, April 27, 2015, April 29, 2015, May 1, 2015 (which includes the consolidated balance sheets of Mavenir Systems, Inc. and its subsidiaries as of December 31, 2014 and 2013 and the related statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2014), May 4, 2015, May 15, 2015 and the Current Report on Form 8-K filed on August 6, 2015 pursuant to Items 8.01 and 9.01 of that Form;

•	Consolidated financial statements of Aastra Technologies Limited as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012, and the independent auditors’ report thereon filed as Exhibit 99.10 to Mitel’s S-4 Registration Statement on April 1, 2015, as amended on April 10, 2015, April 16, 2016 and April 21, 2016; and

•	Consolidated financial statements of Aastra Technologies Limited for the years ended December 31, 2012 and 2011, and the independent auditors’ report thereon, filed as Exhibit 99.1 to Mitel’s Current Report on Form 8-K/A filed on March 27, 2014.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario Canada K2K 2W7

Attention: Investor Relations

Telephone: (613) 592-2122

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated by reference are forward-looking statements. These include statements using the words “believe,” “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “project” and “anticipate,” and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, are expressly qualified in their entirety by this “Cautionary Statement Regarding Forward-Looking Statements.” Undue reliance should not be placed on forward-looking statements. In addition, material risks that could cause actual results to differ from forward-looking statements include:

•	the inherent uncertainty associated with financial or other projections;

•	the risks relating to the integration of Mavenir Systems Inc. (“Mavenir”), our recently acquired mobile business segment, and Aastra Technologies Limited (“Aastra”) and the ability to recognize the anticipated benefits from those acquisitions;

•	the anticipated size of the markets and continued demand for Mitel and Mavenir products and the impact of competitive products and pricing that could result from the acquisition of Mavenir;

•	fluctuations in quarterly and annual revenues and operating results;

•	fluctuations in foreign exchange rates;

•	current and ongoing global economic instability, political unrest and related sanctions;

•	intense competition;

•	reliance on channel partners for a significant component of sales;

•	dependence upon a small number of outside contract manufacturers to manufacture products; and

•	Mitel’s ability to implement and achieve its business strategies successfully.

Additional risks are described in the section entitled “Risk Factors,” beginning on page 10 of this prospectus and other factors in the documents incorporated by reference including in our annual report on Form 10-K. These statements reflect our current views with respect to future events and are based on assumptions and factors and subject to risks and uncertainties. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. In making these statements we have made certain assumptions. While we believe our plans, intentions, expectations, assumptions and strategies reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions, expectations, assumptions and strategies will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained, or incorporated by reference, in this prospectus, as a result of various factors, including the risks and uncertainties discussed below and those risks included in the documents incorporated by reference.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

Mitel’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP” or “U.S. GAAP”). This prospectus and the documents incorporated by reference herein include non-GAAP financial measures such as adjusted EBITDA. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. We use these non-GAAP financial measures to assist management, the board of directors and investors in understanding our past financial performance and prospects for the future, including changes in our operating results, trends and marketplace performance, exclusive of unusual events or factors which do not directly affect what we consider to be our core operating performance. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with U.S. GAAP. Please see the reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measures in the documents incorporated by reference.

BUSINESS SUMMARY

This business summary contains limited information about us and our business. Because it is a summary, it does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto and the other documents incorporated herein by reference, including the risk factors included in our Form 10-K, before making an investment decision.

The business summary below principally focuses on certain aspects of the Mavenir business recently acquired by Mitel and which is now reflected as our mobile business segment, but the business summary in this prospectus is intended to be read together with, and as a supplement to, the description of Mitel’s business appearing in our most recently filed Form 10-K and Form 10-Q.

Business Overview

Incorporated on January 12, 2001, the Corporation is a Canadian corporation incorporated under the Canada Business Corporations Act (“CBCA”) with its principal executive offices at 350 Legget Drive, Ottawa, Ontario Canada K2K 2W7, Telephone Number: (613) 592-2122.

Mitel is a global provider of business communications and collaboration software, services and solutions that address the needs of businesses of any size, from the smallest company to the largest enterprise. Our software product development orientation, including Software as a Service (“SaaS”), gives us the flexibility to deploy our solutions either virtually as a cloud or hosted service, or on a customer’s physical premises. As a result of our organic in-house development and strategic M&A activity, Mitel is able to offer customers one of the most comprehensive portfolios of unified communications and collaboration (“UCC”) solutions available in the industry, covering the full spectrum from digital to internet protocol (“IP”) to cloud, and from platforms to applications to end user devices. Mitel also offers cloud-based telephone and network services in the United States, and in select markets globally.

The Mitel Mobile segment is a leading provider of software-based telecommunications networking solutions that enable mobile service providers to deliver IP based voice, video, rich communications and enhanced messaging services to their subscribers globally. Our solutions deliver Rich Communication Services (“RCS”), which enable enhanced mobile communications, such as group text messaging, multi-party voice or video calling and live video streaming as well as the exchange of files or images, over existing 2G and 3G networks as well as next generation 4G Long Term Evolution (“LTE”) networks. Our solutions also deliver voice services over LTE technology and wireless (“Wi-Fi”) networks, known respectively as Voice over LTE (“VoLTE”) and Voice over Wi-Fi (“VoWi-Fi”). We enable mobile service providers to offer services that generate increased revenue and improve subscriber satisfaction and retention, while allowing them to improve time-to-market of new services and reduce network costs.

The breadth of Mitel’s portfolio differentiates us from competitors by offering customers the ability to maintain, migrate, or upgrade their business communications systems at their own pace and either as a capital purchase or on a subscription basis. Our solutions are scalable, flexible, and easy to deploy, manage and use. Our solutions interoperate with various systems supplied by other vendors, including global market leaders, such as VMware, Microsoft, Salesforce.com and Google, which allows our customers to utilize their existing communications infrastructure and gives them the flexibility to choose the solutions that best address their individual business needs. Mitel has also designed its software and end user devices to allow access to its solutions from mobile devices, including market leading devices from Apple and devices that run on Google’s Android operating system. Mitel complements its communications solutions with support, professional and managed services for our customers, including channel partners, which range from planning and design through to implementation and support.

Mitel has invested heavily in the research and development (“R&D”) of its IP-based SaaS communications solutions to take advantage of the telecommunications industry shift from traditional digital communications systems to the deployment of IP-based cloud and premise communications solutions. Mitel believes its early and sustained R&D investments have ideally positioned Mitel to capitalize on the industry shift from legacy systems to IP and cloud communications solutions, including UCC. Mitel controls a global patent portfolio of over 1,800 patents and pending applications. Mitel’s R&D provides Mitel with the enhanced knowledge to anticipate market trends and meet the current and future needs of its customers.

With an expanded geographic footprint following the acquisitions of Aastra in January 2014 (the “Aastra Acquisition”) and Mavenir in April 2015 (the “Mavenir Acquisition”), Mitel now has an installed base of more than 60 million end-user customers in more than 100 countries. According to industry research firm MZA Ltd., on the basis of combined market share as of June 30, 2015, Mitel is recognized as the leading vendor for business communications extensions (PBX/IP PBX) in Western Europe and a top five vendor on a worldwide basis. In addition, with increased adoption of cloud communications, Mitel has continued to build its market position with its cloud solutions which have an installed base of more than 1.6 million users as of June 30, 2015, a growth rate of approximately 76% on a year-over-year basis. Customers of the Mitel Mobile segment include 12 of the top 20 mobile network operators globally, which includes the top four U.S. carriers and four of the top five carriers in Europe.

Our Premise and Cloud segments sell products primarily through an indirect distribution channel model, addressing the needs of customers worldwide through more than 2,500 channel partners. In addition, Powered by Mitel cloud solutions are increasingly being rebranded and sold through a growing number of national and international telephone service providers globally. The Mitel Mobile segment sells its products directly to carriers and their mobile network operating companies and service providers and through channel partners and system integrators.

Mitel is structured around three primary geographic markets defined as the Americas, which includes the United States, Canada and the Caribbean and Latin America; EMEA, which includes the continent of Europe, the Middle East and Africa; and Asia Pacific, which includes the continent of Asia and the Pacific region, including Australia and New Zealand.

Segments

We operate as three business segments: Premise, Cloud and Mobile (which consists of the operations of Mavenir from the Mavenir Acquisition).

Premise

The Premise segment sells and supports products and services for premise-based customers. This includes Mitel’s premise-based IP and TDM telephony platforms, desktop devices and UCC and contact center applications that are deployed on the customer’s premises. Premise-based sales are typically sold as an initial sale of hardware and software, with ongoing recurring revenue from hardware and software maintenance and other managed services that we may also offer.

Cloud

The Cloud segment sells and supports products that are deployed in a cloud environment. The Cloud segment is comprised of a retail offering and a wholesale offering. The retail cloud offering, branded MiCloud, provides hosted cloud and related services directly to the end user. Mitel is typically paid a monthly recurring fee for these services, which include UCC applications, voice and data telecommunications and desktop devices. The wholesale offering, branded Powered by Mitel, enables service providers to provide a range of hosted communications offerings to their end customers. The hosted offering includes hosted PBX, voice and video calling, SIP Trunking, voicemail, call center, audio conferencing and video and web collaboration services. The wholesale cloud offering is also sold to large enterprise customers who run their own data centers in private cloud or hybrid cloud networks with management provided by Mitel, or one of Mitel’s channel partners. Revenue in the wholesale cloud offering is billed either as monthly recurring fees or as an upfront sale of hardware and software.

Mobile

The Mobile segment was created in connection with the Mavenir Acquisition and sells and supports software-based telecommunications networking solutions that enable mobile network operators to deliver IP-based voice, video, rich communications and enhanced messaging services to their subscribers.

Mitel’s Product Portfolio

Our product and solutions portfolio is a combination of the traditional Mitel portfolio and the portfolios recently acquired as a result of the Aastra Acquisition and Mavenir Acquisition. In recent years, we have capitalized on acquisition opportunities that have helped us integrate our product portfolio to enhance the offerings we have been able to provide to our channel partners and customers while at the same time continuing to focus on our R&D investments to ensure that we are in a position to offer a compelling path towards new functionality for our customers. With the Mavenir Acquisition, Mitel has expanded the breadth of its solutions and product offerings to address the requirements of mobile service providers and subscribers.

Mitel’s product portfolio includes enterprise communications infrastructure products and solutions, UCC applications and a variety of value-added service offerings. In addition, with the creation of the Mobile segment, Mitel has introduced voice and video and enhanced messaging products and solutions, as described below.

The Mitel Mobile segment portfolio includes products and solutions that deliver mobile voice and video, enhanced messaging, and core network infrastructure. A key piece of the Mitel Mobile segment portfolio is the mOne® Convergence Platform. The mOne® Convergence Platform supports a wide range of applications and functionalities to deliver services over 2G, 3G and 4G LTE networks – including VoLTE, LTE Messaging, Mobile Video, RCS and Converged IP Messaging (“CPM”) – on a single common platform with common management. Furthermore, the Mitel Mobile segment can combine and package multiple services and solutions on this platform, reducing the cost and complexity of deploying 4G LTE-based services. The underlying technology of the mOne® Convergence Platform makes use of Network Functions Virtualization and enables mobile service providers to transition from telecommunications-specific, purpose-built hardware platforms to widely-available industry-standard general purpose computing platforms, thereby significantly lowering costs.

Mitel Mobility’s Telephony Application Server (“TAS”) enables advanced voice and video services in 4G LTE networks. The Mitel Mobility TAS supports a rich suite of advanced IP services, including high definition audio, video conferencing, multi-device and multi-access that mobile service providers can use to create a differentiated and compelling service offering. Mobile service providers can use the TAS to provide the following services: VoLTE, VoWi-Fi, Fixed Mobile Convergence, Mobile Video Calling, and Mobile business services. Seamless mobility is enabled by the TAS, allowing mobile subscribers to roam across networks of different generations and access types. A Voice over LTE Interworking Function (“VoLTE IWF”) is available to be deployed as a simple, cost-effective overlay on top of legacy (circuit-switched) networks, enabling voice and SMS services across next-generation LTE networks.

LTE messaging, web-based messaging, CPM, and RCS are enabled via Mitel Mobility’s enhanced messaging portfolio. The Rich Messaging Server (“RMS”) is a flexible IP messaging application server with intelligent routing, policy-driven services and multiple domain delivery capabilities that deliver a complete set of text, picture and instant messaging services on a single consolidated platform. Mobile service providers can use the RMS to seamlessly migrate legacy messaging services such as SMS and MMS to 4G, as well as offer new multimedia messaging services that are competitive with alternative messaging offers. The enhanced messaging portfolio includes messaging routers and gateways, based on proven SMS and MMS messaging products, giving mobile service providers a comprehensive messaging solution. The Presence and Resource List Service supports a rich suite of presence features optimized for mobile service provider deployment; presence features let a user share information, such as availability, pictures, and customized “away” messages with authorized contacts in the user’s address book. The XML Document Management System (“XDMS”) is a high-performance, reliable database system supporting the management and storage of user-generated content such as icons, pictures and taglines, for social presence sharing. The XDMS is used to store pre-defined group contact lists, such as a subscriber’s friends and family.

Partnerships

Mitel has four key types of technology partnerships: strategic alliances, operational partners, affiliates and solution alliances. The Mavenir Acquisition brought new partnerships, including leading technology solution providers such as Hewlett-Packard Company, 6Wind USA, Inc. and Radisys Corporation.

Customers

Our IP-based appliances support the communications needs of over 60 million users in more than 100 countries. No single customer accounted for more than 10% of our revenues in fiscal 2014. Our broad customer base reflects strength in the Small and Medium Business (“SMB”) market as well as continued penetration among enterprises. We have also developed a comprehensive understanding of certain vertical markets such as hospitality, education, government, healthcare, and retail. Our solutions can be tailored to meet the business communications needs of these and other vertical markets. With increased adoption of cloud computing, we have continued to build our market position with our cloud-based solutions. The Mavenir Acquisition extends Mitel’s customer base to include mobile service providers that are deploying or seeking to deploy next-generation converged communications services, such as VoLTE and RCS, over 4G LTE networks. The Mitel Mobile segment’s customers include AT&T, Inc., BCE Inc., T-Mobile USA, Inc., Vodafone Group Plc. and Deutsche Telekom AG.

Sales and Marketing

Mitel’s Premise and Cloud segments are primarily supported through an indirect distribution channel model, which addresses the needs of our customers in more than 100 countries through our channel partners worldwide. We believe our extensive channel partner network combined with our corporate and regional support allows us to scale our business for volume and sell our solutions globally, resulting in an efficient cost of sale model. We recruit our channel partners with a focus on expanding market coverage and securing the skills needed to successfully sell, implement and support our communications solutions.

The Mitel Mobile segment is primarily supported through a direct sales model. The Mitel Mobile segment’s direct sales organization focuses on selling to leading mobile service providers throughout the world. Its relationships with leading mobile service providers and experience in their labs have given it significant insight into customer networks and decision-making processes with respect to deployment of solutions. The Mitel Mobile segment maintains sales and support offices in several markets around the world, including the United States, Canada, the United Kingdom, India, Singapore, China and Australia. The Mobile sales team is managed geographically and by key accounts to ensure appropriate focus on its global customer base. The Mitel Mobile segment has also developed relationships with a number of channel partners, which have allowed it to reach a broader mobile service provider market than would be possible through its direct sales efforts.

Research and Development

Our history of success in software-based communications solutions has provided us with the foundation for continued innovation in both premise, cloud-based unified communications and contact center solutions and mobile-based voice, video and enhanced messaging solutions. Our R&D personnel are skilled with deep domain expertise in the diverse areas of telecommunications, IP networking, premise and cloud-based Unified Communications and Contact Center solutions software development and web technologies. We work to continuously improve our R&D efforts through operational measurement, adoption of best practices, effective partnerships and investment in our people. At June 30, 2015, we had approximately 1,300 employees working in our R&D department. Our global R&D workforce is located predominately in North America, Europe, India and China.

Manufacturing and Supply Chain Management

A significant amount of our portfolio consists of appliances and desktop devices. Our objective is to deliver high-quality and unique products to our channel partners and customers while optimizing our operational cost structure and ensuring continuity of supply. To meet this objective, we leverage our contract manufacturers and component suppliers, protect supply continuity and facilitate manufacturing portability across manufacturers. Mitel is currently integrating the procurement and supply chain activities of the Mobile segment, the addition of which has not materially impacted our manufacturing and supply chain management.

Intellectual Property

Our success depends to a significant degree upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, industrial designs, trademarks, proprietary software, copyrights, domain names, operating and instruction manuals, trade secrets and confidential business information. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and non-U.S. patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We leverage our intellectual property by asserting our rights in certain patented technologies. Certain companies have licensed or offered to purchase patents within our portfolio. We have also entered into a number of non-exclusive license agreements with third parties to use, integrate and distribute certain operating systems, digital signal processors and semiconductor components as part of our communications platforms. If any of these third-party licenses were to terminate, we would need to license functionally-equivalent technology from another supplier. These assets are important to our competitiveness and we continue to expand our intellectual property portfolio in order to protect our rights in new technologies and markets. Including the Mitel Mobile segment, we have a broad portfolio of over 1,800 worldwide patents and pending applications, covering over 550 inventions, in areas such as Voice-over IP, collaboration, unified messaging, presence and mobile voice, messaging and data.

Employees

Mitel had a total of approximately 4,445 employees worldwide as of June 30, 2015. We consider our relationship with all of our employees to be good.

Competition

Competition for the Premise segment is primarily from two groups of vendors: traditional IP communications vendors, and software vendors who are adding communications and collaboration solutions to their offerings. Competitors for the Cloud segment include hosted and cloud services providers. Competitors for the Mobile segment includes major network infrastructure suppliers, which include Alcatel-Lucent S.A., Telefonaktiebolaget LM Ericsson, Nokia Corporation and Huawei Technologies Co. Ltd. and specialty or point solution suppliers, which include Oracle Corporation and Sonus Networks, Inc., voice application server suppliers such as Broadsoft, Inc. and Metaswitch Ltd. and messaging specialists such as Comverse, Inc. and Acision BV. The Mitel Mobile segment also competes with some of our channel partners that sell our Equipment Identity Register. We believe that the areas in which we compete with these channel partners will have no material impact on existing resale arrangements.

THE OFFERING

This prospectus relates to the resale of up to 20,617,365 outstanding common shares that may be offered and sold from time to time by one or more of the selling shareholders identified in this prospectus and named as a selling shareholder in a prospectus supplement. See “Selling Shareholders.” We are registering the offer and sale of the shares to satisfy certain registration rights we have granted to the selling shareholders under a registration rights agreement (the “Registration Rights Agreement”). See “Description of Common Shares – Description of the Registration Rights Agreement.” We will not receive any of the proceeds from the sale of the shares hereunder. See “Use of Proceeds.”

RISK FACTORS

Investing in our common shares involves risks. Before deciding to purchase any of our common shares, you should carefully consider the discussion of risks and uncertainties described below, as well as under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, all of which are incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any prospectus supplement, and in the other documents incorporated by reference in this prospectus. The risks and uncertainties we discuss below and in the documents incorporated by reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

If any of the following risks, as well as the risks included in our documents incorporated by reference, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our common shares could decline, and you may lose part or all of your investment.

Risks Relating to our Business

We have made strategic acquisitions and may make strategic acquisitions in the future. We may not be successful in operating or integrating these acquisitions.

As part of our business strategy, we consider acquisitions of, or significant investments in, businesses that offer complementary or adjacent products, services and technologies. Strategic acquisitions or investments, like recent acquisitions of Mavenir and Aastra, could materially adversely affect our operating results and the price of our common shares. Strategic acquisitions and investments involve significant risks and uncertainties, including:

•	unanticipated costs and liabilities;

•	difficulties in integrating new products, software, businesses, operations and technology infrastructure in an efficient and effective manner, including the integration of businesses where a portion or all of the business is in an adjacent industry;

•	difficulties in maintaining customer relations;

•	the potential loss of key employees of the acquired businesses;

•	the diversion of the attention of our senior management from the operation of our daily business;

•	the potential adverse effect on our cash position as a result of all or a portion of an acquisition purchase price being paid in cash;

•	the potential significant increase of our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;

•	the potential issuance of securities that would dilute our shareholders’ percentage ownership;

•	the potential to incur restructuring and other related expenses, including significant transaction costs that may be incurred regardless of whether a potential strategic acquisition or investment is completed; and

•	the inability to maintain uniform standards, controls, policies and procedures.

Our inability to successfully operate and integrate newly acquired businesses appropriately, effectively and in a timely manner could have a material adverse effect on our ability to take advantage of future growth opportunities and other advances in technology, as well as on our revenues, gross margins and expenses.

Our business requires a significant amount of cash and we may require additional sources of funds if our sources of liquidity are unavailable or insufficient to fund our operations.

We may not generate sufficient cash from operations to meet anticipated working capital requirements, execute our strategic operating plans, support additional capital expenditures or take advantage of acquisition opportunities. In order to finance our business, we may need to utilize available borrowings under our revolving credit facility, which is scheduled to mature in April 2020. Our ability to continually access this facility is conditioned upon our compliance with current and potential future covenants contained in the credit agreement governing our revolving credit facility and term loan facility. We may not be in compliance with such covenants in the future. We may need to secure additional sources of funding if our cash and borrowings under our revolving credit facility are unavailable or insufficient to finance our operations. Such funding may not be available on terms satisfactory to us, or at all. In addition, any proceeds from the issuance of debt may be required to be used, in whole or in part, to make mandatory payments under our credit agreements. If we were to incur higher levels of debt, we would require a larger portion of our operating cash flow to be used to pay principal and interest on our indebtedness. The increased use of cash to pay indebtedness could leave us with insufficient funds to finance our operating activities, such as R&D expenses and capital expenditures. In addition, any new debt instruments may contain covenants or other restrictions that affect our business operations. If we were to raise additional funds by selling equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors.

We have a significant amount of debt. This debt contains customary default clauses, a breach of which may result in acceleration of the repayment of some or all of this debt.

As at June 30, 2015, we had $660.0 million outstanding on the term loan under our senior secured credit facility. The senior secured credit facility consists of the term loan, which matures in April 2022, and a $50.0 million undrawn revolving facility, which matures in April 2020. Our credit agreement contains customary affirmative and negative covenants, including financial covenants and event of default clauses for facilities of this type. In the event we were unable to comply with any of the covenants contained in our credit agreement or otherwise triggered a default under the credit agreement, and were unable to cure or obtain a waiver of covenant default or other default, the repayment of our debt owing under the credit agreement may be accelerated. If acceleration were to occur, we would be required to secure alternative sources of equity or debt financing to be able to repay the debt. Alternative financing may not be available on terms satisfactory to us, or at all. New debt financing may require the cooperation and agreement of our existing lenders. If acceptable alternative financing were unavailable, we would have to consider alternatives to fund the repayment of the debt, including the sale of part or all of the business, which sale may occur at a distressed price.

Adverse resolution of litigation or governmental investigations may harm our operating results or financial condition.

We are a party to lawsuits in the normal course of our business. We may also be the subject of governmental investigations from time to time. Litigation and governmental investigations can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings or governmental investigations are difficult to predict. An unfavorable resolution of lawsuits or governmental investigations could have a material adverse effect on our business, operating results or financial condition.

We are currently a defendant in three purported stockholder class actions, two of which have been consolidated, that challenge the acquisition of Mavenir. None of the complaints state any amount of damages. We and the other defendants entered into a non-binding memorandum of understanding in respect of a settlement with the plaintiffs in the consolidated action, but those plaintiffs recently indicated they are no longer satisfied with the terms and have sought to renegotiate. We continue to believe that the allegations in all of the complaints are without merit and, if the terms of a settlement are not finalized and/or approved, we intend to vigorously defend against the allegations made by the plaintiffs. However, we cannot predict with certainty whether the outcome of the litigation will have a material impact on our financial condition or results of operations.

The risks associated with Sarbanes-Oxley regulatory compliance may have a material adverse effect on us.

We are required to document and test our internal control over financial reporting pursuant to Section 404 of the United States Sarbanes-Oxley Act of 2002, so that our management can certify as to the effectiveness of our internal controls over financial reporting and our public accounting firm can render an opinion on the effectiveness of our internal controls over financial reporting. Following any acquisitions, we will need to timely and effectively implement the internal controls necessary to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of internal controls over financial reporting.

Prior to being acquired by Mitel, Mavenir disclosed the following material weakness in their 2014 Annual Report on Form 10-K that we believe may still be applicable to our reported results for the Mobile segment: Mavenir management concluded that the Mavenir control environment was ineffective in ensuring that the design and execution of controls consistently resulted in effective and timely review of their financial statements and supervision by appropriate individuals. In particular, the period-end closing calendar did not allow proper time for management and its oversight committees to properly review SEC filings, there were ineffective controls over the timely preparation, review and approval of all financial statement account reconciliations and there were ineffective controls over the review, approval, documentation and recording of journal entries.

Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. We may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures for Mavenir or other acquired businesses, which could result in enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations and other material and adverse events that could have a negative effect on the market price for our common shares. In addition, if material weaknesses in our internal control are identified or we acquire other companies with a material weakness, we could be subject to regulatory scrutiny and a loss of public confidence.

Risks Related to the Mitel Mobile Business Segment (formerly Mavenir Systems, Inc.)

The future revenue growth in our mobile business segment is substantially dependent upon the speed of adoption of 4G LTE technology by mobile service providers.

While we derive, and expect to continue to derive, a substantial portion of our mobile segment revenue from our messaging solutions, we expect the future revenue growth of our recently acquired mobile business to be driven largely by sales of our IP-based voice, video, rich communications and enhanced messaging services, which collectively represent our 4G LTE solutions. IP-based communication services and 4G LTE technology represent new, data-packet-based mobile communications technologies, and their deployment is still in its early stages. Our 4G LTE solutions are dependent upon the use of 4G LTE technology because these solutions are high-bandwidth data applications that require the high-bandwidth access networking provided by 4G LTE technology.

Mobile service providers have delayed implementation of 4G LTE technology for one or a number of reasons, including costs associated with transitioning, costs of handsets, and that their subscribers may not be willing or able to pay for any increased costs of plans that result from the implementation of 4G LTE technology. As a result, if widespread move to 4G LTE technology continues at a slower pace than we expect, the future revenue growth of our mobile business will be materially and adversely affected.

The revenue growth in our mobile business segment will be limited if mobile service providers choose the 4G LTE solutions of our competitors over ours, or if 4G LTE products and solutions do not achieve and sustain high levels of demand and market acceptance.

The future revenue growth in our mobile business segment depends on mobile service providers choosing our 4G LTE solutions over those of our competitors. Additionally, the market for 4G LTE products and solutions is relatively new and still evolving, and it is uncertain whether these products and solutions will achieve and sustain high levels of demand and market acceptance. Even if mobile service providers perceive the benefits of 4G LTE products and solutions, they may not select our 4G LTE solutions for implementation and may instead choose our competitors’ solutions or wait for the introduction of other solutions and technologies that might serve as a replacement or substitute for, or represent improvements over, our 4G LTE solutions, which would significantly and adversely affect the operating results of our mobile business and could adversely affect the operating results of our business as a whole.

The future success of our mobile business segment depends significantly on our ability to sell our solutions to mobile service providers operating wireless networks that serve large numbers of subscribers.

The future success of our mobile business depends significantly on our ability to sell our solutions to mobile service providers operating wireless networks that serve large numbers of subscribers and transport high volumes of traffic. The mobile communications services industry historically has been concentrated among a relatively small number of providers. Because the twenty largest mobile service providers continue to constitute a significant portion of the market for mobile communications equipment, our success depends significantly on our ability to sell solutions to them.

Additionally, if we fail to expand our customer base to include additional customers that deploy our solutions in large-scale networks serving significant numbers of subscribers, our revenue growth will be limited.

Our future software products and maintenance revenue and our revenue growth depend significantly on the success of our efforts to sell additional solutions and maintenance services to our existing mobile service provider customers.

Our mobile business strategy depends significantly on our sales of additional solutions to our existing mobile service provider customers. In addition, our solutions are generally accompanied by right-to-use licenses under which we receive periodic payments based upon the numbers of subscribers to such services from time to time. Therefore, the growth of our mobile business will also depend on our customers’ expanded use of our solutions over greater numbers of subscribers over time. Mobile service providers may choose not to purchase additional solutions from our mobile business or may choose not to expand their use of, or not to purchase continued maintenance and support for, our mobile business solutions, or might delay additional purchases that we may expect. These events could occur for a number of reasons, including because our mobile service provider customers are not experiencing sufficient subscriber demand for the services that our mobile business solutions enable, or because mobile service providers choose solutions other than ours. If we are not successful in selling new and additional mobile business solutions to our existing mobile service provider customers or if those customers do not elect to expand their use of our solutions over additional subscribers in their networks, our mobile business revenue could grow at a slow rate or decrease.

The success of our mobile business segment depends in large part on mobile service providers’ continued deployment of, and investment in, modern telephony equipment and rich communications solutions.

A significant portion of our product and solution suite is dedicated to enabling mobile service providers to deliver voice and multimedia services over newer and faster IP-based broadband networks. As a result, our success depends significantly on these mobile service providers’ continued deployment of, and investment in, their IP-based networks. Mobile service providers’ deployment of IP-based networks and their migration of communications services from existing circuit-based 2G and 3G networks to IP-based networks is still in its early stages. These mobile service providers’ continued deployment of, and investment in, IP-based networks and rich communications solutions depends on a number of factors outside of our control. These factors include capital constraints, the presence of available capacity on legacy networks, perceived subscriber demand for rich communications solutions, competitive conditions within the telecommunications industry and regulatory issues. If mobile service providers do not continue deploying and investing in their IP-based networks, for these or other reasons, the operating results of our mobile business will be, and the operating results of our business as a whole could be, materially and adversely affected.

Consolidation in the communications industry can reduce the number of mobile service provider customers and adversely affect our mobile business segment.

Historically, the mobile communications industry has experienced, and it may continue to experience, consolidation and an increased formation of alliances among mobile service providers and between mobile service providers and other entities. Should one of our significant mobile service provider customers consolidate or enter into an alliance with another customer, it is possible that the combined entity could reduce capital expenditures on technology that requires our solutions. It is also possible that such combined entity could decide to either use a different supplier or to renegotiate its supply and service arrangements with us. These consolidations or alliances may cause us to lose customers or require us to reduce prices as a result of enhanced customer leverage, which could have a material adverse effect on our mobile business and our business as a whole. We may not be able to offset the effects of any price reductions. We may not be able to expand our customer base to make up any revenue declines of our mobile business segment if we lose customers or business.

We depend on a limited number of mobile service provider customers for a substantial portion of our revenue in any fiscal period, and the loss of, or a significant shortfall in orders from, key customers could significantly reduce our revenue.

We derive a substantial portion of our mobile business revenue in any fiscal period from a limited number of mobile service provider customers as a result of the relatively concentrated nature of our target market and the relatively early stage of development of our mobile business. During any given fiscal period, a small number of customers may account for a significant percentage of our mobile business segment revenue. Generally, our mobile business does not have and does not enter into multi-year purchase contracts with customers, nor do we have contractual arrangements to ensure future sales of solutions from our mobile business to our existing customers. The inability of our mobile business to generate anticipated revenue from key existing or targeted customers, or a significant shortfall in sales to them, would significantly reduce our mobile business revenue and could adversely affect our business. The operating results of our mobile business in the foreseeable future will continue to depend on our ability to effect sales to existing and other large mobile service provider customers.

The long and variable sales and deployment cycles for our mobile business solutions may cause our operating results to vary materially from quarter to quarter, which may negatively affect our operating results, and potentially our stock price, for any given quarter.

Our mobile business solutions have lengthy sales cycles, which typically extend from six to eighteen months. A mobile service provider’s decision to purchase our mobile business solutions often involves a significant commitment of its resources after an evaluation, qualification and competitive bid process with an unpredictable length. The length of our mobile business sales cycles also varies depending on the type of mobile service provider to which we are selling, the solution being sold and the type of network in which our mobile business product will be utilized. We may incur substantial sales, marketing and technical expenses and expend significant management effort during this time, regardless of whether we make a sale.

Even after making the decision to purchase our products, our mobile service provider customers may deploy our products slowly. Timing of deployment can vary widely among mobile service providers. The length of a mobile service provider’s deployment period may directly affect the timing of any subsequent purchase of additional solutions by that mobile service provider. In addition, in some situations we recognize revenue only upon the final acceptance of our solution by a customer, so the timing of purchase and deployment by our customers can significantly affect our operating results for a fiscal period.

As a result of the lengthy and uncertain sales and deployment cycles for our solutions, it is difficult for us to predict the quarter in which our mobile service provider customers may purchase additional solutions or features from us or in which we may recognize revenues. Therefore, the operating results of our mobile business may vary significantly from quarter to quarter, which may negatively affect our operating results in any given quarter.

Risks Related to our Common Shares

Our stock price in the past has been volatile, and may continue to be volatile or may decline regardless of our operating performance, and investors may not be able to resell shares at or above the price at which they purchased the shares.

Our common shares are publicly traded on NASDAQ and the TSX. The market price and volume of our common shares have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, or liquidity. During the period from May 12, 2014 to the date of this prospectus, our common shares have fluctuated from a high of $11.94 per share to a low of $7.00 per share on NASDAQ. The price and volume volatility of our common shares may be influenced by many factors, some of which are beyond our control, including but not limited to the following:

•	fluctuations in the overall stock market;

•	our quarterly operating results;

•	sales of our common shares by principal security holders;

•	the exercise of options and subsequent sales of shares by option holders, including those held by our senior management and other employees;

•	departures of key personnel;

•	future announcements concerning our, or our competitors’, businesses;

•	the failure of securities analysts to cover Mitel and/or changes in financial forecasts and recommendations by securities analysts;

•	a rating downgrade or other negative action by a ratings organization;

•	fluctuations in foreign exchange rates;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry, or both;

•	general market, economic and political conditions;

•	regulatory developments; and

•	natural disasters, terrorist attacks and acts of war.

In addition, at various times, the stock markets, including NASDAQ and TSX, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have initiated securities class action litigation following declines in stock prices of technology companies. Any future litigation may subject us to substantial costs, divert resources and the attention of management from our business, which could harm our business and operating results.

Francisco Partners and Dr. Terence Matthews and the persons whom they nominate to our board of directors may have interests that conflict with our interests and the interests of our other shareholders.

Francisco Partners, Dr. Matthews and their respective affiliates and the persons whom they nominate to our board of directors may have interests that conflict with, or are divergent from, our own interests and those of our other shareholders. Conflicts of interest between our principal investors and us or our other shareholders may arise. Our articles of incorporation do not contain any provisions designed to facilitate resolution of actual or potential conflicts of interest, or to ensure that potential business opportunities that may become available to us and our principal investors will be reserved for or made available to us. In addition, our significant concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in companies with controlling shareholders.

Because we have never paid a cash dividend on our common shares and will not pay any dividends for the foreseeable future, shareholders must look solely to appreciation of our common shares to realize a gain on their investments.

We have never paid cash dividends on our common shares and do not anticipate paying cash dividends on our common shares in the foreseeable future. Further, we may never achieve a level of profitability that would permit payment of dividends or making other forms of distributions to holders of common shares. Any payment of cash dividends will depend upon our financial condition, contractual restrictions, financing agreement covenants, solvency tests imposed by the CBCA, results of operations, anticipated cash requirements and other business and economic factors and will be at the discretion of our board of directors. Accordingly, shareholders must look solely to appreciation of our common shares to realize a gain on their investment. There is no guarantee that our common shares will appreciate in value or even maintain the price at which you purchased your common shares, and you may not realize a return on your investment in our common shares.

You may be unable to bring actions or enforce judgments against us or certain of our directors and officers under U.S. federal securities laws.

We are incorporated under the laws of Canada, and our principal executive offices are located in Canada. Many of our officers and a majority of our directors reside principally in Canada and a substantial portion of our assets and all or a substantial portion of the assets of these persons are located outside the United States. Consequently, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States against us or those persons. There is doubt as to the enforceability in original actions in Canadian courts of liabilities based upon the U.S. federal securities laws, and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of common shares under this prospectus. We will not receive any of the proceeds from these sales.

SELLING SHAREHOLDERS

This prospectus relates to the resale by the selling shareholders to be named in a prospectus supplement of up to 20,617,365 common shares in the aggregate that from time to time were issued and outstanding prior to the date of filing of the registration statement of which this prospectus forms a part.

The selling shareholders are Arsenal Holdco I, S.a.r.l. and Arsenal Holdco II, S.a.r.l., affiliates of the Francisco Partners Group, and Kanata Research Park Corporation (formerly Wesley Clover Corporation) and, if applicable, each of their respective “permitted transferees,” as such term is defined under the Registration Rights Agreement. Of the 20,617,365 common shares that may be sold pursuant to this prospectus, 11,989,317 common shares are owned by Arsenal I, S.a.r.l. and Arsenal II, S.a.r.l. and 8,628,048 common shares are owned by Kanata Research Corporation and Dr. Matthews. The “Francisco Partners Group” means Francisco Partners GP II Management (Cayman) Limited and Francisco Partners GP II Management, LLC and certain of their affiliates including Arsenal Holdco I, S.a.r.l. and Arsenal Holdco II, S.a.r.l. Benjamin Ball and Andrew Kowal, both directors of Francisco Partners GP II Management (Cayman) Limited and managers of Francisco Partners GP II Management, LLC, are directors of Mitel and have voting and investment power over the common shares owned or deemed beneficially owned by each of Francisco Partners II (Cayman), L.P., Francisco Partners GP II (Cayman), L.P., Francisco Partners GP II Management (Cayman) Limited, Francisco Partners Parallel Fund II, L.P., Francisco Partners GP II, L.P., Francisco Partners GP II Management, LLC, Arsenal Holdco I, S.a.r.l. and Arsenal Holdco II, S.a.r.l., and therefore may be deemed to beneficially own the common shares owned or deemed beneficially owned by each of these entities. Search Park Corporation is controlled by Dr. Matthews. Dr. Matthews is the Chairman of the Board of Mitel and has voting and investment power over the common shares owned by Kanata Research Park Corporation and therefore beneficially owns the common shares held by Kanata Research Park Corporation.

Additional information about the selling shareholders making offers and sales of common shares pursuant to this prospectus, including their identities, the amount of common shares owned by each such selling shareholder prior to the offering, the number of common shares to be offered by each such selling shareholder and the number of common shares to be owned by each selling shareholder after completion of the offering, will be set forth in a prospectus supplement. Such prospectus supplement will also disclose whether any such selling shareholder has held any position or office with, has been employed by or otherwise has had a material relationship with us, during the three years prior to the date of the prospectus supplement.

None of the selling shareholders may sell any common shares pursuant to this prospectus until we have identified them and the number of common shares being offered for resale by them in a subsequent prospectus supplement. However, all of the selling shareholders may sell or transfer all or a portion of their common shares pursuant to any available exemption or exclusion from the registration requirements of the Securities Act at any time.

DESCRIPTION OF COMMON SHARES

The following is a description of certain general terms and provisions of our common shares. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, our Articles of Incorporation and By-Laws and certain related sections of the CBCA. Copies of our Articles of Incorporation and By-Laws have been filed and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, Mitel is authorized to issue an unlimited number of common shares, no par value. As of July 31, 2015, there were 120,133,666 common shares of Mitel outstanding. As of the same date, there were 5.6 million common shares of Mitel reserved for issuance under Mitel’s stock-based compensation plans.

Dividend Rights

Subject to the prior right of the holders of our preferred shares, if any, holders of Mitel common shares are entitled to receive dividends as declared by Mitel’s board of directors.

Voting Rights

Holders of Mitel common shares are entitled to one vote per share.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Mitel, whether voluntary or involuntary, after payments to creditors and any class of shares ranking in priority to the common shares, if any, Mitel’s remaining assets will be distributed among holders of Mitel common shares.

Preemptive or Other Subscription Rights

There are no preemptive, redemption, purchase or conversion rights attaching to the Mitel common shares.

Other Important Provisions of Our Articles of Incorporation, By-Laws and the CBCA

The following is a summary of certain other important provisions of Mitel’s articles of incorporation, by-laws and certain related sections of the CBCA. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of Mitel’s articles of incorporation and by-laws incorporated by reference as exhibits to the Registration Statement.

Stated Objects or Purposes

Our articles of incorporation do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which a director is materially interested. The CBCA states that a director must disclose to us, in accordance with the provisions of the CBCA, the nature and extent of an interest that the director has in a material contract or material transaction, whether made or proposed, with us, if the director is a party to the contract or transaction, is a director or an officer or an individual acting in a similar capacity of a party to the contract or transaction, or has a material interest in a party to the contract or transaction.

A director who holds an interest in respect of any material contract or transaction into which we have entered or propose to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless the contract or transaction:

•	relates primarily to the director’s remuneration as a director, officer, employee or agent of us or an affiliate;

•	is for indemnity or insurance otherwise permitted under the CBCA; or

•	is with an affiliate.

Directors’ power to determine the remuneration of directors. The CBCA provides that the remuneration of our directors, if any, may be determined by our directors subject to our articles of incorporation and by-laws. That remuneration may be in addition to any salary or other remuneration paid to any of our employees who are also directors.

Retirement or non-retirement of directors under an age limit requirement. Neither our articles of incorporation nor the CBCA impose any mandatory age-related retirement or non-retirement requirement for our directors. However, our board of directors has adopted corporate governance guidelines which stipulate that no person shall be appointed or elected as a director once the person has reached 75 years of age unless otherwise determined by the board.

Number of shares required to be owned by a director. Neither our articles of incorporation nor the CBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Action Necessary to Change the Rights of Holders of Our Common Shares

Our shareholders can authorize the alteration of our articles of incorporation to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. However, a right or special right attached to any class or series of shares may not be prejudiced or interfered with unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution. A special resolution means a resolution passed by: (a) a majority of not less than two-thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting, or (b) a resolution consented to in writing by all of the shareholders entitled to vote holding the applicable class or series of shares.

Shareholder Meetings

We must hold an annual general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in Canada, or provided that shareholders agree, anywhere outside Canada.

Our directors may, at any time, call a meeting of our shareholders. Shareholders holding not less than 5% of our issued voting shares may also cause our directors to call a shareholders’ meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be sent to shareholders, to each director and the auditor not less than 21 days prior to the meeting, although, as a result of applicable securities laws, the time for notice is effectively longer. Under the CBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings is two persons present and holding, or represented by proxy, 25% of the issued shares entitled to be voted at the meeting. If a quorum is not present at the opening of the meeting, the shareholders may adjourn the meeting to a fixed time and place but may not transact any further business.

Holders of our common shares are entitled to attend meetings of our shareholders. Except as otherwise provided with respect to any particular series of preferred shares, and except as otherwise required by law, the holders of our preferred shares are not entitled as a class to receive notice of, or to attend or vote at any meetings of our shareholders. Our directors, our auditor and any other persons invited by our chairman or directors or with the consent of those at the meeting are entitled to attend at any meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Shareholder Ownership Disclosure

Although applicable securities laws regarding shareholder ownership by certain persons require disclosure, our articles of incorporation do not provide for any ownership threshold above which shareholder ownership must be disclosed.

The transfer agent and registrar for our common shares is Computershare Investor Services Inc.

Registration Rights Agreement

Prior to the closing of our initial public offering in April 2010, we entered into the Registration Rights Agreement with a number of our shareholders, including Arsenal Holdco I, S.a.r.l., Arsenal Holdco II, S.a.r.l., Dr. Matthews and Wesley Clover Corporation (now known as Kanata Research Park Corporation). The Registration Rights Agreement

requires us to register the common shares held by such shareholders and, if applicable, their “permitted transferees” as such term is defined under the Registration Rights Agreement for resale under the securities laws of the United States and/or to qualify the distribution of the common shares held by such shareholders by prospectus under the securities laws of the provinces and territories of Canada. Currently, these shareholders collectively beneficially own approximately 17.2% of the common shares outstanding as of the date of this prospectus.

Pursuant to the Registration Rights Agreement, we are required to file, maintain and keep in effect a shelf registration statement with respect to resales, from time to time, of all of the common shares held by parties to the Registration Rights Agreement. In addition, the Francisco Partners Group, as long as it continues to hold 5% or more of our common shares, has the right to demand that we file a registration statement with the SEC and/or a prospectus with the applicable Canadian provincial and territorial securities authorities on behalf of the shareholders who are a party to the Registration Rights Agreement relating to the sale from time to time of common shares in the United States and Canada. The rights to make such demands are limited in a number of respects, including the number of demands that can be made (except in an offering on Form S-3 in the United States or under a short form prospectus in Canada, in which case the number of demands is unlimited). The registration rights set out above may be postponed in certain circumstances. We are also not required to effect any such registration or file any such prospectus within 90 days after the effective date of a previous registration or prospectus filing in which the shareholders were otherwise given the right to register or qualify the sale of their common shares.

In addition to the demand registration rights described above, these shareholders also have “piggy-back” registration rights relating to the inclusion of their common shares on certain registration statements or prospectuses filed by us. Pursuant to the piggy-back registration rights, we are required to use best efforts to include the common shares of the Francisco Partners Group, Dr. Matthews and others in such registration statements or prospectuses, subject to the right to reduce the number of such common shares we are obligated to include if the underwriters participating in such transaction advise us that such common shares would exceed the number of common shares that may successfully be included in such offering, having regard to market conditions. We are also required to negotiate in good faith with our underwriters in any offering to allow a reasonable portion of any overallotment option to be fulfilled by shareholders who are a party to the Registration Rights Agreement and who request inclusion of their common shares in the offering.

Lock-Up Agreements

On February 28, 2015, in connection with the execution of the merger agreement with Mavenir, (1) Arsenal Holdco I, S.a.r.l. and Arsenal Holdco II, S.a.r.l., entities affiliated with Francisco Partners Management, LLC, and (2) Kanata Research Park Corporation, an entity controlled by Dr. Terence Matthews, Chairman of the Board of Mitel, in each case, solely in its capacity as a shareholder of Mitel (collectively, the “Lock-Up Parties”), each entered into a lock-up agreement (the “Shareholder Lock-Up Agreement”) with Mitel. Under the terms of the Shareholder Lock-Up Agreements, the Lock-Up Parties have agreed, among other things, not to dispose of their Mitel common shares until six months after the closing date of the merger with Mavenir, except that each such Lock-Up Party may dispose of one-third of its Mitel common shares at any time after closing of the Merger and subject to certain other limited exceptions.

PLAN OF DISTRIBUTION

We are registering the common shares covered by this prospectus to permit any or all of the selling shareholders that will be identified as selling shareholders in a supplement to this prospectus to offer and sell their common shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common shares offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the common shares will be the purchase price of the common shares less any discounts, commissions and concessions that the selling shareholders agree to pay to an underwriter in connection with such sale. The selling shareholders may, but we will not, pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the common shares covered by this prospectus. The selling shareholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of common shares to be made directly or through agents. We have, however, incurred the expenses associated with preparing and filing this registration statement.

The common shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholder; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions, concessions or agents’ commissions from the selling shareholder, or the purchasers of the common shares. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The common shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of sale, including NASDAQ;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block sales or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the common shares in the course of hedging their positions;

•	sell the common shares short and deliver the common shares to close out short positions;

•	loan or pledge the common shares to broker-dealers or other financial institutions that in turn may sell the common shares;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of common shares by a broker-dealer, financial institution or the selling shareholders would involve the sale of such common shares that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of common shares, a broker-dealer, financial institution or the selling shareholders may purchase shares on the open market to cover positions created by short sales. In determining the source of the shares to close out such short positions, the broker-dealer, financial institution or selling shareholders may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of each of the selling shareholders selling common shares in such offering, the aggregate amount of common shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling shareholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of common shares by the selling shareholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling shareholders for the sale of any common shares being offered by this prospectus. Broker-dealers and agents, and their respective affiliates, may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

The common shares are listed on NASDAQ under the symbol “MITL” and on the TSX under the symbol “MNW.”

The selling shareholders selling common shares under this prospectus will act independently of us in making decisions with respect to the timing, manner, and size of each resale. There can be no assurance that the selling shareholders will sell any or all of the common shares under this prospectus. Further, the selling shareholders may transfer, distribute, devise or gift the common shares by other means not described in this prospectus, including through dividends or other distributions made by the selling shareholders on a private placement basis to their respective partners, members or shareholders. In addition, any common shares covered by this prospectus that qualify for sale under Rule 144 or Regulation S of the Securities Act may be sold under Rule 144 or Regulation S rather than under this prospectus. The common shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the common shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed. This may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

The Registration Rights Agreement requires us to pay all costs and expenses in connection with each registration and prospectus qualification described herein, except underwriting discounts and commissions applicable to the securities sold by the selling shareholders. We have agreed to indemnify the selling shareholders against certain liabilities, and the selling shareholders have agreed to indemnify us for certain liabilities, including liabilities under the Securities Act and Canadian provincial and territorial securities laws.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus will be passed upon for the Corporation by Osler, Hoskin & Harcourt LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of Deloitte LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Aastra as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013, 2012 and 2011 have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon, included therein, which are included or incorporated by reference herein. Such consolidated financial statements are included or incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Mavenir as of December 31, 2014 and 2013 and related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth those expenses to be incurred by Mitel Networks Corporation in connection with the securities being registered hereby.

SEC registration fee	$17,657
Printing and engraving expenses	$(1)
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Blue Sky, qualification fees and expenses	$(1)
Transfer Agent fees and expenses	$(1)
Miscellaneous	$(1)

Total	$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances of common shares and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless:

•	the individual acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws require it to indemnify each current or former director or officer or other individual who acts or acted at the Registrant’s request as a director or officer or in a similar capacity of the Registrant or another entity at the Registrant’s request. The Registrant will indemnify such individual against all costs, charges and expenses reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the Registrant or such other entity. However, the Registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the Registrant’s, or other such entity’s, best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful. The by-laws also require the Registrant to advance moneys to such individuals for the costs, charges and expenses of such proceedings, provided that the individual agrees in advance, in writing, to repay the moneys if the conditions above are not satisfied.

The Registrant’s by-laws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of the Registrant or another entity. The Registrant has purchased director and officer liability insurance.

The Registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the Registrant will indemnify him or her to the fullest extent permitted by law from and against all losses that a director or officer may reasonably suffer, sustain or incur by reason of such individual being or having been a director or officer, provided that the Registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the Registrant’s best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

For the undertaking with respect to indemnification, see Item 17 herein.

Item 16. Exhibits.

See Exhibit Index attached hereto and incorporated herein by reference.

Item 17. Undertakings.

(a) Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mitel Networks Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 3, 2015.

MITEL NETWORKS CORPORATION

By:	/s/ Steven E. Spooner

Name: Steven E. Spooner
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Steven E. Spooner and Greg Hiscock as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated, on September 3, 2015.

/s/ Richard D. McBee Richard D. McBee	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven E. Spooner Steven E. Spooner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Terence H. Matthews Terence H. Matthews	Chairman of the Board

/s/ Benjamin H. Ball Benjamin H. Ball	Director

/s/ Peter D. Charbonneau Peter D. Charbonneau	Director

/s/ Andrew J. Kowal Andrew J. Kowal	Director

/s/ John P. McHugh John P. McHugh	Director

/s/ Sudhakar Ramakrishna Sudhakar Ramakrishna	Director

/s/ David M. Williams David M. Williams	Director

Mitel (Delaware), Inc.

/s/ Michelle Whittington Michelle Whittington	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description

1.1#	Form of Underwriting Agreement.

4.1	By-Law No. 1A of Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 3 of the Registrant’s Registration Statement on Form F-1 filed with the SEC on March 30, 2010).

4.2	Articles of Amalgamation, dated January 31, 2014, as amended (incorporated by reference to Exhibit 10.4 to Mitel’s Form 8-K/A, filed with the SEC on December 5, 2014).

5.1*	Opinion of Osler, Hoskin & Harcourt LLP.

10.1	Shareholder Agreement among the parties thereto dated as of April 27, 2010 (incorporated by reference to Exhibit 99.3 to Mitel’s Form 6-K, filed with the SEC on April 28, 2010).

10.2	Amended and Restated Registration Rights Agreement among the parties thereto dated as of April 27, 2010 (incorporated by reference to Exhibit 99.4 to Mitel’s Form 6-K, filed with the SEC on April 28, 2010).

23.1	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte LLP.

23.3*	Consent of KPMG LLP.

23.4*	Consent of BDO USA, LLP.

24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

99.1*	Mavenir System, Inc.’s unaudited interim financial statements for the three months ended March 31, 2015 and 2014.

99.2*	The Registrant’s pro forma statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 reflecting the acquisition of Mavenir Systems Inc.

#	To be filed by amendment or as an exhibit to a document to be incorporated by reference, if applicable.
*	Filed herewith.